Filed pursuant to Rule 424(b)(2)
Registration No. 333-160249

PROSPECTUS SUPPLEMENT
(to prospectus dated June 26, 2009)

1,268,231 Shares of Common Stock

Pursuant to an equity credit agreement dated September 9, 2009 as amended and restated November 9, 2009, we will issue 1,268,231 shares of our common stock having an aggregate value of $3,000,000 to Southridge Partners II, LP (“Southridge”).  We will use the proceeds of this offering for general corporate purposes. As of the date of this prospectus, we may from time to time sell to Southridge shares of our common stock for aggregate gross proceeds of up to $33,000,000.

You should carefully read and consider the risk factors appearing throughout this prospectus, including, without limitation, those referenced under the heading, “Risk Factors” on page 4 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission approved or disapproved of these securities or the adequacy or accuracy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

Prospectus Supplement dated January 26, 2011